Exhibit 99.1
FOR IMMEDIATE RELEASE
GAYLORD ENTERTAINMENT COMPANY CLOSES
OFFERING OF 6,000,000 SHARES OF COMMON STOCK
Nashville, Tenn. — Sept. 29, 2009 — Gaylord Entertainment Co. (NYSE: GET) today announced the closing of its previously announced public offering of 6,000,000 shares of its common stock at a price to the public of $21.80 per share. Gaylord received aggregate net proceeds from the sale of the common stock of approximately $125.0 million, after deducting underwriting discounts and commissions and estimated expenses. Gaylord has also granted the underwriters an option to purchase an additional 900,000 shares of common stock to cover over-allotments, if any, which option has not yet been exercised.
Gaylord intends to use the net proceeds from the offering, together with other proceeds and with cash on hand, to purchase, redeem or otherwise acquire all of its $259.8 million aggregate principal amount outstanding 8% Senior Notes due 2013, including by means of a previously announced tender offer. The remaining balance of the net proceeds from the sale (and other proceeds) may be used for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of the existing hotel properties, investments, or the repayment or refinancing of all or a portion of any outstanding indebtedness of Gaylord.
Deutsche Bank Securities Inc., BofA Merrill Lynch, Citi and Wells Fargo Securities, LLC acted as the joint book-running managers for the offering. Calyon Securities (USA) Inc., KeyBanc Capital Markets, Piper Jaffray and Raymond James acted as the co-managers for the offering.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities described herein, and shall not constitute an offer, solicitation or sale of the securities described herein in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Gaylord Entertainment
Gaylord Entertainment Company (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. Gaylord’s entertainment brands and properties include the Radisson Hotel

Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about Gaylord, visit www.GaylordEntertainment.com.
The foregoing statements regarding Gaylord’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Gaylord’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Gaylord with the Securities and Exchange Commission.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President	Gaylord Entertainment
Gaylord Entertainment	Brian Abrahamson
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~
Mark Fioravanti, CFO
Gaylord Entertainment
(615) 316-6588
mfioravanti@gaylordentertainment.com
~or~
Patrick Chaffin, Vice President of Strategic
Planning & Investor Relations
Gaylord Entertainment
(615) 316-6282
pchaffin@gaylordentertainment.com